EXHIBIT 3.1

Delaware

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “TITANIUM ASSET MANAGEMENT CORP. ”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF JUNE, A.D. 2007, AT 2:28 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE SUSSEX COUNTY RECORDER OF DEEDS.

4248099 8100 070731287	/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5777063 DATE: 06-20-07

State of Delaware Secretary of State Division of Corporations Delivered 02:28 PM 06/20/2007 FILED 02:28 PM 06/20/2007 SRV 070731287 — 4248099 FILE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TITANIUM ASSET MANAGEMENT CORP.
(Pursuant to Section 245 of the General Corporation Law of Delaware)
     It is hereby certified that:
          1. The name of the Corporation (hereinafter called the “Corporation”) is Titanium Asset Management Corp.
          2. The Corporation was incorporated on February 2, 2007. The Certificate of Incorporation of the Corporation was amended by a Restated Certificate of Incorporation, which was filed on March 2, 2007 (the “Restated Certificate of Incorporation”). The Restated Certificate of Incorporation was corrected by a Certificate of Correction filed March 13, 2007.
          3. This Amended and Restated Certificate of Incorporation of the Corporation restates, integrates and further amends the Restated Certificate of Incorporation.
          4. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of Delaware (the “DGCL”).
          5. The text of the Restated Certificate of Incorporation is amended and restated to read in its entirety, as follows:
          FIRST: The name of the Corporation is Titanium Asset Management Corp.
          SECOND: The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The name of its registered agent at such address is Harvard Business Services, Inc.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
          FOURTH:
          Part A. Authorized Capital Stock.
          The total number of shares which the Corporation shall have authority to issue is 55,720,000, consisting of (i) 54,000,000 shares of Common Stock (the “Common Stock”), par value $0.0001 per share, (ii) 720,000 shares of Convertible Restricted Stock (the “Convertible Restricted Stock”), par value $0.0001 per share, and (iii) 1,000,000 shares of Preferred Stock

(the “Preferred Stock”), par value $0.0001 per share. Upon the filing of this Amended and Restated Certificate of Incorporation, every ten (10) shares of Common Stock outstanding shall be combined into six (6) shares of Common Stock and every ten (10) shares of Convertible Restricted Stock outstanding shall be combined into six (6) shares of Convertible Restricted Stock. No fractional shares shall be issued and, in lieu thereof, the Company shall pay to any stockholder that would be entitled to receive a fractional share of Common Stock or Convertible Restricted Stock a sum in cash equal to the fair market value of such fractional share, as determined by the Board of Directors of the Corporation.
          Part B. Convertible Restricted Stock.
          (a) The Convertible Restricted Stock shall, subject to the other provisions of this Amended and Restated Certificate of Incorporation, entitle the holders of Convertible Restricted Stock thereof to the following rights:
     (1) Dividends: The holders of Convertible Restricted Stock shall have no right to any dividend or to any other distribution made or payable by the Corporation save for any valid return of capital.
     (2) Liquidation: In the event of any dissolution, liquidation or winding up of the Corporation, the holders of Convertible Restricted Stock shall be entitled (subject to the rights of holders of any Preferred Stock in the Corporation then in issue having preferred rights on the return of capital, and subject to the rights of the holders of any Common Stock in the Corporation whose rights on a return of assets on liquidation, dissolution or winding up will rank in priority above those of the holders of the Convertible Restricted Stock) to be paid the surplus assets of the Corporation in excess of the amount of $138,000,000 (subject to required adjustments in the amount of any additional share capital which may be issued by the Corporation) between the holders of Common Stock and Convertible Restricted Stock pro rata to their shareholdings.
     (3) Voting: The holders of the Convertible Restricted Stock shall be entitled to receive notice of, and to attend and vote at, meetings of the stockholders of the Corporation; every holder of Convertible Restricted Stock present in person or by proxy shall have one vote for each Convertible Restricted Stock held by him.
          (b) Conversion of Convertible Restricted Stock into Common Stock:
     (1) The Convertible Restricted Stock shall automatically convert on a one for one basis, subject to Section (b)(3) of this Part B, into Common Stock if, following completion of the first Business Combination (as defined below), the average closing mid-market quotation of the Common Stock of the Corporation as derived from the website of the recognized investment exchange on which the Common Stock is listed at the relevant time over the past 10 business days exceeds $6.90 (as adjusted pursuant to Section (b)(3) of this Part B).
     (2) If the trigger in Section (b)(1) of this Part B has occurred, the Corporation shall serve a notice on all holders of Convertible Restricted Stock (including reasonable evidence of the event that triggers the conversion) and will convert the Convertible Restricted Stock, and shall take all steps necessary (including, if appropriate, the issue of certificates) to allot and issue the Common Stock thus issuable, and shall apply for such Common Stock to be admitted to trading on any investment exchange on which shares of Common Stock are traded at the time. The Convertible Restricted Stock shall be deemed to have converted pursuant to section (b)(1) at the close of business on the first day that the triggering date set forth in section (b)(1) has occurred.
     (3) In the event of any consolidation, sub-division or reclassification of the share capital of the Corporation, the number or type of shares into which the shares of Convertible Restricted Stock are entitled to convert shall be adjusted pro rata in accordance with the consolidation, sub-division or reclassification and the $6.90 figure triggering conversion shall be adjusted inversely (i.e. on a two-for-one stock split the figure shall be halved).
     (4) In the event, that, following completion of a Business Combination (as defined below), the sale, lease or transfer (other than by way of merger, consolidation, amalgamation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Corporation to a person other than a subsidiary of the Corporation or other affiliate of the Corporation occurs or the acquisition by any person or group of affiliated persons in one or a series of related transactions of more than 50% of the total voting rights of the Corporation or any holding company for the time being of the Corporation by way of merger, consolidation, amalgamation or other business combination transaction or purchase of beneficial ownership occurs (each a “Change of Control”), the Convertible Restricted Stock shall convert automatically at the point at which the Corporation becomes aware of such Change of Control, on a one for one basis (subject to Section (b)(3) of this Part B) into Common Stock, and the Corporation shall take all steps necessary (including, if appropriate, the issue of certificates) to allot and issue the Common Stock thus issuable, and shall apply for such Common Stock to be admitted to trading on any investment exchange on which shares of Common Stock are traded at the time.
          (c) Forfeiture of Convertible Restricted Stock:
     In the event that none of the events triggering an automatic conversion stated in Section (b) of this Part B have occurred on or prior to the fifth anniversary of the issuance of the Convertible Restricted Stock, all shares of Convertible Restricted Stock shall be mandatorily and automatically redeemed, to the fullest extent funds are legally available therefor, without any further action of the holders thereof or the Corporation, for a per share redemption price equal to the par value of each such share, and following such anniversary the holders of such shares shall have no rights with respect thereto, other than the right to receive the redemption price in accordance with this section. Such holders shall be required to return their stock certificates to the Corporation for cancellation promptly following such anniversary; provided that immediately upon such anniversary, such certificates shall automatically be cancelled and shall no longer represent Convertible Restricted Stock regardless of whether such certificates are returned to the Corporation. The Corporation shall have no discretion not to redeem such shares and shall be obligated to pay the redemption price to stockholders promptly following the anniversary.
     Part C. Preferred Stock.

          Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) without further action by the Corporation’s stockholders, subject to the provisions of this Article FOURTH of this Amended and Restated Certificate of Incorporation and to the limitations prescribed by applicable law, to authorize the issuance from time to time in one (1) or more classes or series of any number of shares of Preferred Stock which number of shares may at any time or from time to time be increased or decreased by the Board of Directors of the Corporation notwithstanding that shares of such series may be outstanding at such time of increase or decrease; provided that the aggregate number of shares issued and not canceled of any and all such classes and series shall not exceed the total number of shares of Preferred Stock hereinabove authorized and not decreased, and with distinctive class or serial designations, all as are stated in this Article FOURTH of this Amended and Restated Certificate of Incorporation or as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors. Each class or series of shares of Preferred Stock:
          (a) may have such voting powers, full or limited, including the right to elect one (1) or more directors of the Corporation (the “Directors”), or may be without voting powers;
          (b) may be subject to redemption at such time or times and at such prices as may be determined by the Board of Directors;
          (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, and if any such class or series of Preferred Stock shall be entitled to receive a preference over any other class or classes or series of stock with respect to the payment of dividends, such class or series of Preferred Stock shall also be entitled, in the event that the Corporation defaults on its obligation to pay such dividends, to elect one (1) or more Directors to the Board of Directors;
          (d) may have such rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of, the assets of the Corporation;
          (e) may be made convertible into or exercisable, redeemable or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments;
          (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such class or series in such amount or amounts;
          (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional shares (including additional shares of such class or series or of any other class or series) and/or upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by or on behalf of the Corporation or any subsidiary of, any outstanding shares of the Corporation; and
          (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in this Article FOURTH of this Amended and Restated Certificate of Incorporation or in said resolution or resolutions providing for the issuance of such shares of Preferred Stock. Any of the powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Amended and Restated Certificate of Incorporation or any amendment hereto, or outside the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Part C of this Article FOURTH of this Amended and Restated Certificate of Incorporation; provided that the manner in which such facts shall operate upon the powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in this Amended and Restated Certificate of Incorporation, or of any amendment hereto, or in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors. The term “facts,” as used in the immediately preceding sentence shall have the meaning given to it in Section 1.51 (a) of the DGCL (or any successor statute). Shares of Preferred Stock of any class or series that have been redeemed or repurchased (whether through the operation of a sinking fund or otherwise) or that if convertible, exercisable, redeemable or exchangeable, have been converted into, or exercised, redeemed or exchanged for, shares of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock of the same class or series and may be reissued as a part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of shares of Preferred Stock.
          Part D. Clal Finance Directors.
          (a) For so long as Clal Finance Ltd. or any affiliate of Clal Finance Ltd. (“Clal Finance”) owns of record at least 35% of the then issued and outstanding Common Stock (including both Regular Common Stock (as defined below) and Common Stock owned of record by Clal Finance), in addition to its other rights as holder of Common Stock, Clal Finance shall have the exclusive right at any time whether at any meeting of stockholders or by written consent in accordance with the DGCL and any other applicable law, voting as a separate class, to elect, and to remove and replace after such election, up to six (6) individuals to serve on the Board of Directors of the Corporation, (each such director is referred to as a “Clal Director”). The Clal Directors shall serve until the annual meeting of stockholders of the Corporation at which the term of other directors expire, unless sooner removed, and until his respective successor shall be elected and shall qualify. A Clal Director may be removed by, and shall not be removed other than by, the vote of Clal Finance, voting as a separate class, whether at any meeting of stockholders or by written consent in accordance with the DGCL and any other applicable law.

If for any reason there is not a Clal Director, by reason of death, resignation, retirement, disqualification, removal or otherwise, such vacancy shall be filled by such person as Clal Finance shall nominate as Clal Director.
          For purposes solely of the right to elect and to remove and replace the Clal Directors referred to in this Section (a) of Part D, the shares of Common Stock owned by Clal Finance shall be deemed to be of a different series of Common Stock than the other shares of Common Stock authorized and issued hereunder (as used in this Part D, the “Regular Common Stock”) and the shares of Common Stock owned by Clal Finance shall vote together with all other outstanding shares of Regular Common Stock as one class on all other issues, including on the vote for the directors other than the Clal Directors, and shall otherwise be identical to Regular Common Stock as to dividend, voting and all other corporate rights.
          Shares of Common Stock owned by Clal Finance shall, immediately and without any further action, be deemed to be, and to the extent necessary shall be converted into, shares of Regular Common Stock upon any sale, transfer or other disposition of such shares to any party other than Clal Finance and, subject to Section (c) of this Part D below if timely reacquired by Clal Finance, shall no longer have any rights other than those associated with Common Stock.
          Except as used in this Part D, all references to Common Stock shall mean and include the Common Stock owned by Clal Finance and the Regular Common Stock.
          (b) As long as Clal Finance has the rights set out in Section (a) of this Part D, the Board of Directors of the Corporation shall consist of not more than three (3) directors, who shall be executive officers of the Corporation and shall not be Clal Directors (the “Executive Directors”), two (2) Independent Directors (as defined below) and up to six (6) Clal Directors. “Independent Directors” shall mean such non-executive directors appointed to the Board of Directors of the Corporation from time to time and designated as being “independent”. As of the date of this Amended and Restated Certificate of Incorporation Mark Adam Parkin and Thomas Anglin Hamilton shall be the Independent Directors of the Corporation. The Board of Directors of the Corporation shall at all times include at least two (2) Independent Directors.
          (c) The Corporation shall notify Clal Finance in writing upon becoming aware that Clal Finance’s holding of record of Common Stock is less than 35% of the then issued and outstanding Common Stock (including Regular Common Stock and Common Stock owned of record by Clal Finance) and Clal Finance shall notify the Corporation in writing upon becoming aware that Clal Finance is the record holder of less than 35% of the then issued and outstanding Common Stock. Clal Finance shall then have thirty (30) days from the date of giving or receiving any such notice to increase its record ownership to at least 35% of such Common Stock (subject to any relevant takeover provisions). If Clal Finance does not raise its record ownership to at least 35% of such Common Stock within this time period, the rights of Clal Finance under Sections (a), (b), (c) and (d) of this Part D and the provisions of Part E shall terminate and cease to apply and any Common Stock owned by Clal Finance shall be deemed to be, and to the extent necessary shall be converted into, Regular Common Stock. Unless Clal Finance notifies the Corporation otherwise in writing, the Corporation shall send any notice to be provided to Clal Finance under this Section (d) of this Part D to such address as set forth in the record books of the Company.

          (d) The requirements of this Part D or Part E below, may be waived or amended, to the extent permitted by the DGCL, by a written waiver or amendment executed by Clal Finance.
          Part E. Protective Provisions.
          (a) As long as Clal Finance has the rights set out in Section (a) of Part D, the Corporation will not (and the Board of Directors (including the Clal Directors) will not authorize and approve), directly or indirectly, without the affirmative vote of the majority of the Executive Directors and the Independent Directors, voting (or consenting) as a separate class:
     (1) amend, alter or repeal any of the provisions of this Amended and Restated Certificate of Incorporation or the Bylaws; or
     (2) change the preferences, privileges, rights or powers with respect to the Common Stock, Convertible Restricted Stock and Preferred Stock in any way; or
     (3) increase the amount of its authorized or issued capital stock, grant any option or other interest (in the form of convertible securities or in any other form) over or in its capital stock, redeem or purchase any of its capital stock or effect any other reorganization of its capital stock; or
     (4) apply for the listing of any shares or debt securities on any recognized stock exchange or the trading of any of its shares or debt securities on a regulated market (other than AIM, a market operated by the London Stock Exchange or the American Stock Exchange, the New York Stock Exchange, NASDAQ or a similarly recognized trading platform in the United States); or
     (5) amend or change in any material respect the nature, purposes or objectives of the Corporation, engage in any business other than the financial services industry and ancillary activities or use any funds of the Corporation other than in good faith for the purposes of or in connection with the carrying on of such business; or
     (6) amend or change its name or registered office; or
     (7) enter into any arrangement, contract or transaction outside the normal course of its business or otherwise than on arm’s length; or
     (8) amend or change either its auditors or its financial year end; or
     (9) make or permit to be made any material change in the accounting policies and principles adopted by the Corporation in the preparation of its accounts; or
     (10) designate any director as being an Independent Director; or
     (11) appoint or dismiss any director (other than a Clal Director in accordance with instructions from Clal Finance pursuant to its rights under Section (a) of Part D); or

     (12) agree the terms of any transaction or arrangement whatsoever with Clal Finance or any related party of Clal Finance. In approving the terms of any such transaction or arrangement the Executive Directors and the Independent Directors shall give consideration as to whether such terms are fair and reasonable insofar as the Corporation’s shareholders are concerned. For the purposes of this provision, “related party” shall have the meaning ascribed to it in the AIM Rules for Companies, save that references to “AIM Company” and “AIM security” shall be deemed to be references to Clal Finance and securities of Clal Finance respectively.
          Part F. Share Issuances.
          Between the IPO (as defined below) and the date of the consummation of a Business Combination (as defined below), the Corporation shall only issue additional shares of capital stock where such shares do not participate in liquidating distributions of the Trust Fund (as defined below), whether or not such shares are issued (i) in connection with and relating to such Business Combination, or (ii) pursuant to the conversion of the Convertible Restricted Stock. In addition, the Corporation shall be permitted to issue warrants, rights, options or other securities convertible into shares of capital stock in connection with the consummation of a Business Combination that is not a Qualified Business Combination; provided that such warrants, rights, options or other securities are not exercisable until after the earlier of (a) the consummation of a Qualified Business Combination and (b) the distribution and liquidation of the Trust Fund in accordance with Article FIFTH hereof.
          FIFTH: The following provisions (Part A through Part F) shall apply during the period commencing upon admission to trading of the Corporation’s securities on AIM, a market operated by the London Stock Exchange (the “IPO”) and terminating upon the earlier of the earlier of the consummation of any “Qualified Business Combination” and the “Qualified Business Combination Deadline”. A “Business Combination” shall mean an acquisition or the acquisition of control of, through a merger, capital stock exchange, asset acquisition, stock purchase, scheme of arrangement or other similar business combination transaction of one or more operating businesses by the Corporation (a “Target Business”). A “Qualified Business Combination” shall mean a Business Combination which, either on its own or which when combined with all of the Corporation’s previous Business Combinations, has an aggregate Transaction Value (calculated in accordance with Part F below) equal to at least 70 per cent of the initial amount placed in the Trust Fund (as defined below).
          Part A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which otherwise would require such stockholder approval under the DGCL. In addition to the vote (if any) required by the DGCL, such Business Combination shall require the approval of the holders of a majority of the IPO Shares (as defined below) actually voted with respect to the Business Combination.
          Part B. In the event that a Business Combination is approved in accordance with the above Part A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the Corporation’s IPO of securities (“IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation repurchase, to the extent it has funds legally available therefor, a certain number of his remaining IPO Shares for cash (such repurchase, a “Repurchase Right”) at a per IPO Share price equal to a pro-rata share of the Trust Fund (as defined below), including interest earned and net of expenses and taxes thereon, where such number is equal to the total number of IPO Shares held by him multiplied by a fraction, the numerator of which is equal to the amount of funds held in the Trust Fund immediately before the Business Combination plus any funds previously used to repurchase the IPO Shares for cash and the denominator of which is equal to the amount of funds placed in the Trust Fund as a result of the IPO (including as a result of any price stabilization procedures); provided, however, that such fraction shall be deemed never to exceed 1.0. For the purposes of the foregoing computation, net interest earned on the funds held in the Trust Fund shall be excluded from the numerator and denominator. The IPO Share certificates must be surrendered to the Corporation upon exercise of the Repurchase Right. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.
          Part C. (a) In the event that me Corporation does not consummate any Business Combination by the later of (i) 12 months after the consummation of the IPO or (ii) 18 months after the consummation of the IPO (in the event that either a letter of intent, an agreement in principle or a definitive agreement in respect of a proposed Qualified Business Combination was signed but not consummated within such 12 month period (such later date, subject to extension as provided herein, being referred to as the “Qualified Business Combination Deadline”)), the officers of the Corporation shall in accordance with applicable law use best endeavors to take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares (at such time) shall be entitled to receive liquidating distributions. After the distribution of the Trust Fund, the sole purpose of the Corporation shall be to dissolve and liquidate me Corporation and, accordingly, (i) the Corporation shall not be authorized to issue any shares of capital stock and (ii) the officers of the Corporation shall take all such action as necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. The Board of Directors shall have the power by resolution, and shall take all such action necessary, to cancel all other shares of capital stock of the Corporation.
          (b) Notwithstanding the provisions of Part C(a), if the Corporation seeks the approval of stockholders to extend such Qualified Business Combination Deadline, and such extension is approved by a majority of stockholders as contemplated by Part D below, each stockholder that voted against such extension shall be entitled at its election to a Repurchase Right substantially as provided in Part B of this Article mutatis mutandis, with the proportion of shares to be so repurchased calculated by reference to the amount in the Trust Fund immediately before such extension was so approved, exclusive of net interest thereon.
          Part D. (a) In the event that the Corporation consummates one or more Business Combinations by the Qualified Business Combination Deadline (as it may be extended), but has not consummated a Qualified Business Combination, the Corporation will send a notice of election (a “Notice of Election”) to all holders of record of IPO Shares notifying them of their ability to exercise a Repurchase Right in respect of a portion of their IPO Shares (an “Election.” and such electing holders of IPO Shares, “Electing Stockholders”).

          (b) In the case of each Electing Stockholder, the number of IPO Shares as to which it shall be entitled to make such an election shall equal the total number of IPO Shares held by him, multiplied by a fraction, the numerator of which is equal to the difference between (x) the amount of funds initially placed in the Trust Fund as a result of the IPO (including as a result of stabilization procedures) and (y) the aggregate amount of funds released from the Trust Fund in connection with the consummation of Business Combinations, and the denominator of which is the amount of funds initially placed in the Trust Fund as a result of the IPO (including as a result of stabilization procedures), in all cases exclusive of interest thereon. The price per share subject to such Repurchase Right shall be the lesser of (i) $5.50; or (ii) the total amount of funds held in the Trust Fund as of the Qualified Business Combination Deadline (including any net interest), divided by the aggregate number of IPO Shares as to which Electing Stockholders have duly exercised Repurchase Rights.
          (c) Subject to applicable law, the Corporation shall then repurchase, for par value, such number of Common Stock and shares of Convertible Restricted Stock (or Common Stock issued on the conversion of Convertible Restricted Stock) of the Corporation held issued prior to the IPO (together the “Founding Shares”) (pro rata to their respective holdings), if any, so that the total number of Founding Shares represents no more than 15.2% of the total number of issued and outstanding Common Stock (not including any shares of Common Stock converted from Convertible Restricted Stock) and Convertible Restricted Stock of the Corporation after such repurchase.
          (d) For the avoidance of doubt, if such event as described in Section (a) of this Part D should occur, the Corporation is not required to be liquidated or dissolved.
          Part E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event a holder demands repurchase of such holder’s shares in accordance with Part B, Part C or Part D above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.
          Part F. For purposes of this Article FIFTH, “Transaction Value” shall mean the sum of (i) any cash and fair market value of any property used as consideration (including any contingent or deferred consideration) in connection with a Business Combination, (ii) any net debt, capitalized lease obligations and obligations under a letter of credit or similar, assumed and/or incurred in connection with such Business Combination, (iii) the value of any stock or preferred stock used as consideration (including any contingent or deferred consideration) in connection with such business combination as determined by an independent investment banking firm, and (iv) all transaction costs incurred to complete the Business Combination.
          SIXTH: On any issuance of capital stock of the Corporation prior to the consummation of a Business Combination such stockholders of the Corporation which are holders of record of at least five per cent, of the aggregate of then outstanding Common Stock and Convertible Restricted Stock shall be entitled to subscribe for such capital stock on pre-emptive basis and pro rate to their percentage shareholding in the Corporation at that time.

          SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than one (1) nor more than eleven (11) members, the exact number of which shall be fixed from time to time by the Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws of the Corporation adopted by the stockholders or the Directors; provided, however, that no By-Laws of the Corporation hereafter adopted by the stockholders or the Directors shall invalidate any prior act of the Directors which would have been valid if such By-Laws of the Corporation had not been adopted. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation. Elections of Directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation. Each Director shall be entitled to one (1) vote per Director on all matters voted or acted upon by the Board of Directors or any duly constituted committee of which such Director is a member at the time of such vote or action. A Director shall hold office until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to Section (a) of Part D of Article Fourth, any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy shall hold office for a term that shall coincide with the term of such Director that is being replaced.
          Notwithstanding the foregoing, whenever the holders of any one (1) or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one (1) or more Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock, and such Directors so elected shall not be divided into classes unless expressly provided by such terms.
          EIGHTH:
          Part A. Definitions. For purposes of this Article EIGHTH of this Amended and Restated Certificate of Incorporation, the following definitions shall apply as follows:
          (i) “Relevant Share Capital” means the total of the par value of the Corporation’s issued shares of all classes of stock carrying rights to vote in all circumstances at annual, special or any other meetings of the stockholders of the Corporation (the “Stockholders”) or to take action by written consent in lieu of meeting; and for the avoidance of doubt (A) where the Corporation has issued various classes of stock, references to Relevant Share Capital are to the par value of all issued shares of stock for each such class taken separately and (B) the temporary suspension of voting rights in respect of stock comprised in issued share capital of the

Corporation of any such class does not affect the application of this Article EIGHTH in relation to interests in those or any other shares of stock comprised in that class;
          (ii) “interest” or “interested” means, in relation to the Relevant Share Capital, any interest of any kind whatsoever (whether direct, indirect or otherwise) in any stock comprised therein (disregarding any restraints or restrictions to which the exercise of any right attached to the interest in the share of stock is, or may be, subject) and without limiting the meaning of “interest” a person shall be taken to have an interest in a share of stock if:
               (a) he enters into a contract for its purchase by him (whether for cash or other consideration); or
               (b) not being the registered holder, he is entitled to exercise any right conferred by the holding of the stock or is entitled to control the exercise or non-exercise of any such right; or
               (c) he is a beneficiary of a trust where the property held on trust includes an interest in the stock; or
               (d) otherwise than by virtue of having an interest under a trust, he has a right to call for delivery of the stock to himself or to his order; or
               (e) otherwise than by virtue of having an interest under a trust, he has a right to acquire an interest in the stock or is under an obligation to take an interest in the stock; or
               (f) he has a right to subscribe for the stock,
          whether in any case the contract, right or obligation is absolute or conditional, legally enforceable or not and evidenced in writing or not, and it shall be immaterial that a share in which a person has an interest is unidentifiable;
          (iii) a person who has an interest in stock that is part of the Relevant Share Capital has a “notifiable interest” at any time when the aggregate par value of the stock in which he has such interests is equal to or more than 3 percent (3%) of the par value of that share capital;
          (iv) a person is taken to be interested in any shares of stock in which his spouse or any infant child or step-child of his is interested; and “infant” means a person under the age of 18 years;
          (v) a person is taken to be interested in shares of stock if any corporation, person, partnership, limited partnership, limited liability company, trust or other any other entity is interested in them and:
               (a) that entity or its directors are accustomed to act or required to act in accordance with that person[s] directions or instructions; or
               (b) that person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of that entity,

               (c) PROVIDED THAT (A) where a person is entitled to exercise or control the exercise of one-third or more of the voting power at general meetings of an entity and that entity is entitled to exercise or control the exercise of any of the voting power at general meetings of another entity (“the effective voting power”) then, for purposes of Article EIGHTH, Section (v)(b) of this Part A above, the effective voting power is taken as exercisable by that person and (B) for purposes of this Section (v)(c) of this Part A, a person is entitled to exercise or control the exercise of voting power if he has a right (whether subject to conditions or not, whether presently or in the future) the exercise of which would make him so entitled or he is under an obligation (whether or not so subject) the fulfillment of which would make him so entitled.
          (vi) The provisions of this Article EIGHTH of the Amended and Restated Certificate of Incorporation are in addition to any and separate from other rights or obligations arising at law or otherwise.
          Part B. Notification to Corporation of Interests In Stock.
          Where a Stockholder:
          (i) knows that he has acquired an interest in stock comprised in Relevant Share Capital or that any other person has acquired an interest in stock so comprised of which he is a registered holder, or ceases to be interested in stock comprised in Relevant Share Capital or knows that any other person has ceased to be interested in stock so comprised of which he is the registered holder (whether or not retaining an interest in other shares so comprised); or
          (ii) becomes aware that he has acquired an interest in stock comprised in Relevant Share Capital or that any other person has acquired an interest in stock so comprised of which he is a registered holder, or becomes aware that he has ceased to be interested in shares comprised in Relevant Share Capital or that any other person has ceased to be interested in shares so comprised of which he is the holder of record; or
          (iii) other than in circumstances within Section (i) or (ii) of Part B of this Article EIGHTH:
               (a) is aware at the time when it occurs of any change of circumstances affecting facts relevant to the application of this Article EIGHTH to an existing interest of his in shares of stock comprised in the Corporation’s share capital of any description or an existing interest of any other person in stock so comprised of which he is the registered holder; or
               (b) otherwise becomes aware of any such facts (whether or not arising from any such change of circumstances), then he shall become obliged to notify the Corporation of (A) his interests (if any), in its stock and (B) to the extent he is lawfully able to do so, the interests of any other person in such shares of stock of which he is the registered holder or, in the case of (B) only, shall use his reasonable endeavors to procure that such person notifies his interests in such shares of stock to the Corporation.

          (iv) A Stockholder shall notify the Corporation of his interests (if any) in Relevant Share Capital if:
               (a) he has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time;
               (b) he had a notifiable interest immediately before the relevant time, but does not have such an interest immediately after it; or
               (c) he had a notifiable interest immediately before the relevant time, and has such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same so that his interest is in a different percentile above 3%.
          (v) A Stockholder shall, to the extent he is lawfully able to do so, notify the Corporation of the interests of any other person in the Relevant Share Capital of which he is the registered holder or use his reasonable endeavors to procure that such person makes such notification to the Corporation if:
               (a) such person has a notifiable interest immediately after the relevant time, but did not have such an interest immediately before that time; or
               (b) such person had a notifiable interest immediately before the relevant time, but not such an interest immediately it; or
               (c) such person had a notifiable interest immediately prior to the relevant time, and such an interest immediately after it, but the percentage levels of his interest immediately before and immediately after that time are not the same.
          (vi) Subject to the next following sentence, “percentage level”, in Sections (iv)(c) and (v)(c) of Part B above, means the percentage figure found by expressing the aggregate par value of all the stock comprised in the share capital concerned in which the person has interests immediately before or (as the case may be) immediately after the relevant time as percentage of the par value of that share capital and rounding that figure down, if it is not a whole number, to the next whole number. Where the par value of the share capital is greater immediately after the relevant time than it was immediately before, the percentage level of the person’s interest immediately before (as well as immediately after) that time is determined by reference to the larger amount.
          (vii) for the purposes of Sections (iv), (v) and (vi) of Part B “relevant time” means:
               (a) in a case within Sections (i) or (iii)(a) of Part B above, the time of the relevant event or change of circumstances; and
               (b) in a case within Sections (ii) or (iii)(b) of Part B, the time at which the person became aware of the facts in question.

          (viii) Any notification required by Sections (i), (ii) or (iii) of Part B of this Article EIGHTH must be made in writing to the Corporation within the period of 2 days next following the day on which that obligation arises.
          (ix) The notification shall specify the share capital of the Corporation to which it relates, the class and series of class to which it relates, the type of other warrant, option or derivative security or right to which it relates (if applicable) and must also:
               (a) state the number of shares comprised in that share capital in which the person making the notification knows he (or any other relevant person) had interests immediately after the time when the obligation arose; or
               (b) in case where the person making the notification (or any other relevant person) no longer has a notifiable interest in shares comprised in that share capital, state that he (or that person) no longer has that interest.
          (x) A notification (other than one stating that a person no longer has a notifiable interest) shall include the following particulars, so far as known to the person making the notification at the date when it is made:
               (a) the identity of each registered holder of shares of stock to which the notification relates and the number of such shares held by each of them; and
               (b) the nature of the relevant interests in such shares of stock.
          (xi) A person who has an interest in stock comprised in stock comprised in Relevant Share Capital or knows or becomes aware that any other person has an interest in shares so comprised of which he is the registered holder, that interest being notifiable, shall notify (or, if applicable, use his reasonable endeavors to procure that such other person shall notify) the Corporation in writing:
               (a) of any particulars in relation to those shares of stock which are specified in paragraph B(x); and
               (b) of any change in those particulars,
          of which in either case he becomes aware at any time after any interest notification date and before the first occasion following mat date on which he comes under any further obligation of disclosure with respect to his interest in shares comprised in that share capital. A notification required under this Section (xi) of Part B shall be made within the period of 2 days next following the day on which it arises. The reference to an “interest notification date”, in relation to a person’s interest in shares comprised in the Corporation’s Relevant Share Capital, is to either (A) the date of any notification made or procured by him with respect to his or any other person’s interest under this paragraph or (B) where he has failed to make or use his reasonable endeavors to procure a notification, the date on which the period allowed for making it came to an end.
          (xii) A person who at any time has an interest in stock which is notifiable is to be regarded under Section (xi) of Part B as continuing to have a notifiable interest in them unless and until the registered holder of the shares in question comes under obligation to make or use his reasonable endeavors to procure a notification stating that he (or any other relevant person) no longer has such an interest in those shares.
          (xiii) Where a person authorizes another (the “agent”) to acquire or dispose of, on his behalf, interests in stock comprised in the Relevant Share Capital, he shall secure that the agent notifies him immediately of acquisitions or disposals effected by the agent which will or may give rise to any obligation of disclosure imposed on him by this paragraph with respect to his interest in that share capital.
          Part C. Power of the Corporation to Investigate Interests in Stock.
          (i) The Corporation may by notice in writing request any person whom the Corporation knows or has reasonable cause to believe to be or, at any time during the 3 years immediately preceding the date on which the notice is issued, to have been interested in shares comprised in the Relevant Share Capital:
               (a) to confirm that fact or (as the case may be) to indicate whether or not it is the case; and
               (b) where he holds or has during that time held an interest (whether or not notifiable) in shares so comprised, to give such further information as may be requested in accordance with Section (ii) of Part C below.
          (ii) A notice under paragraph C(i) may request the person to whom it is addressed:
               (a) to give particulars of his own past or present interest in shares of stock comprised in the Relevant Share Capital (held by him at any time during the 3-year period mentioned in Section (i) of Part C;
               (b) where the interest is a present interest and any other interest in the shares of stock subsists or, in any case, where another interest in the shares of stock subsisted during that 3-year period at any time when his own interest subsisted, to give (so far as lies within his knowledge) such particulars with respect to that other interest as may be requested by the notice including, without limitation, of the identity of persons interested in the shares of stock in question;
               (c) where his interest is a past interest, to give (so far as lies within his knowledge) particulars of the identity of the person who held that interest immediately upon his ceasing to hold it.
          (iii) A notice under Section (i) of Part C shall request any information given in response to the notice to be given in writing within such time as may be specified in the notice, being a period of not less than 14 days following service thereof.
          (iv) This paragraph applies in relation to a person who has or previously had, or is or was entitled to acquire, a right subscribed for shares of stock in the Corporation which would on issue be comprised in Relevant Share Capital as it applies in relation to a person who is or was interested in shares of stock so comprised; and references above in this section to an interest in shares so comprised and to shares of stock so comprised are to be read accordingly in any case as including respectively any such right and shares which would on issue be so comprised.
          Part D. Powers in Respect of Non Compliance with Article EIGHTH of Amended and Restated Certificate of Incorporation.
          (i) If:
          (a) it shall come to the notice of the Directors that any Stockholder has not, within the requisite period, made or, as the case may be, used its reasonable endeavors to procure the making of any notification required by Part B of this Article EIGHTH, above; or
          (b) any Stockholder, or any other person appearing to the Directors to be interested in any shares in the capital of the Corporation held by such Stockholder has been served with a request notice under Part C of this Article EIGHTH and does within the period prescribed supply to the Corporation the information thereby requested, the Corporation in its absolute discretion may serve a direction notice on the Stockholder. The Corporation may direct in the direction notice that in respect of the shares in respect of which the default has occurred (the “Default Shares”) and any other shares held by such Stockholder as the Corporation may specify in the direction notice (the “Additional Shares”), such Stockholder shall not be entitled to vote in general meetings or class meetings. The Corporation may additionally direct in the direction notice that dividends on such Default Shares and Additional Shares (or such Default Shares and Additional Shares as the Corporation may specify in the direction notice) will be retained by the Corporation (without interest), and that no transfer of the Default Shares or Additional Shares (or such Default Shares and Additional Shares as the Corporation may specify in the direction notice) shall be registered until the default is rectified.
          NINTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.
          TENTH: A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article TENTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

          ELEVENTH: The Board of Directors shall have the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws, as provided in the Corporation’s Bylaws.
          TWELFTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; notwithstanding this Article TWELFTH, (i) no amendment will be made to Part D and Part E of Article FOURTH as long as Clal Finance has the rights set out in Section (a) of Part D of Article FOURTH without the approval of Clal Finance; and (ii) the affirmative vote of at least seventy-five percent (75%) in aggregate of the holders of Common Stock voting on the proposal shall be required to amend Article FIFTH of this Amended and Restated Certificate of Incorporation. In the event of any amendment to said Article FIFTH, any holder of Common Stock that voted against the proposed amendment shall be entitled at its election to a Repurchase Right substantially as provided in Part B of Article FIFTH mutatis mutandis, with the proportion of shares to be so repurchased calculated by reference to the amount in the Trust Fund immediately before such amendment was so approved, exclusive of net interest thereon.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Certificate of Incorporation as of June 15, 2007.

/s/ John Michael Kuzan
John Michael Kuzan, Director

/s/ John Sauickie
John Sauickie, Director

/s/ Nigel David Wightman
Nigel David Wightman, Director

/s/ Thomas Anglin Hamilton
Thomas Anglin Hamilton, Director

/s/ Mark Adam Parkin
Mark Adam Parkin, Director